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                                                                    Exhibit 10.8

                          CONSULTING SERVICES AGREEMENT
                            AGREEMENT NO. RA-97-WSTN1

THIS AGREEMENT is made and entered into as of the 1st day of June, 1997 by and between Roy F. Weston, Inc. ("Weston"), a Pennsylvania corporation having its principal offices at 1 Weston Way, West Chester, Pennsylvania 19380 and Resource Alternatives, Inc., a District of Columbia Chapter C corporation ("Consultant") having its principal offices at 800 25th Street, N.W., Washington, D.C., 20037.

WHEREAS, Weston is in the business of providing environmental engineering and consulting services to private industry and governmental clients; and

WHEREAS, Consultant is in the business of providing organizational and strategic analysis. By reason of its knowledge, education and expertise is capable of performing the services described herein; and

WHEREAS, Weston has determined that certain of Consultant's professional support services will be beneficial in ensuring organizational effectiveness and efficiency.

NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, and other good and valuable consideration, the parties agree as follows:

ARTICLE I.  SCOPE OF CONSULTING SERVICES.

1. TRANSITION & BUSINESS DEVELOPMENT. Consultant shall provide independent strategic review and analysis of Weston's current operations, strategic focus and market position in order to prepare recommendations for Executive Management and the Board of Directors that will result in increased organizational opportunity and effectiveness. All information shall be gathered by Consultant in accordance with current Weston policy and in cooperation with Weston's current chain of authority. Consultant's tasks shall include the following:

        -     Review and recommendation for Weston's federal market potential.
        -     Review of national and international operations.
        -     Review business development practices.
        -     Review national Technical Resources capability.

In performing these tasks Consultant shall conduct such due diligence as shall be necessary to fully inform Executive Management and the new Board of Directors on an ongoing basis of the business opportunities of the corporation. On or before August 31, 1997, Consultant shall set forth the status of the foregoing matters and its recommendations on such matters.


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Deliverable:  Strategic Analysis  and Recommendations Report.
Estimated Price:  $75,000.

2. TIME COMMITMENT. In rendering the services set forth in this Agreement, Consultant shall commit such time and resources as shall be necessary to accomplish the specified deliverables.

3. AUTHORIZED WESTON REPRESENTATIVE. Consultant shall report to the President and Chief Executive Officer of Roy F. Weston, Inc., the Weston Representative. All services performed by Consultant shall be at the direction of the Weston Representative.

4. AUTHORIZED CONSULTANT REPRESENTATIVE. The Consultant Representative shall be Dr. Dominic J. Monetta. All work here under shall be performed by the persons listed in Schedule "A" at the hourly rates set forth therein, or such other persons designated by the Consultant Representative, subject to Weston's prior approval.

ARTICLE II. TERM; TERMINATION.

The term of this Agreement shall be for the period commencing June 1, 1997 and ending August 31, 1997. Thereafter the term may be extended from month to month by written agreement executed by the parties. This Agreement may be terminated by either party upon giving thirty (30) days written notice to the other. Weston may terminate this Agreement at any time if Consultant breaches this Agreement or is unable to perform hereunder. In the event of any termination, Consultant's fee shall be pro-rated, based on the percentage of each deliverable completed and delivered. The provisions of Articles V., VI., VIII. and XIII shall survive the expiration or any termination of this Agreement.

ARTICLE III. CONSULTING FEE.

1. CONSULTING FEE. Weston shall pay Consultant a consulting fee in a total amount not to exceed $75,000. The Consulting Fee shall be determined by multiplying the number of hours spent by Consultant in performing the tasks set forth in Article I herein above, by Consultant's applicable hourly rate.

2. EXPENSES. In the event Consultant is required to travel in connection with the performance of its services hereunder, Weston shall reimburse Consultant for such expenses incurred for travel and related food and lodging as are incurred at the request of, or with the prior approval of Weston. Reimbursement of such expenses shall be made in accordance with applicable Weston polices, and on the same basis as though Consultant were an employee of Weston.

No entertainment is authorized under this Agreement and no entertainment expenses shall be reimbursed to Consultant hereunder. The term "entertainment" shall include, without limitation, the purchase of meals or refreshment for any person other than Consultant, and the purchase of any recreational activity for any person.


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In consideration for the fees and reimbursement paid by Weston hereunder,
Consultant hereby releases Weston from any and all claims for fees and/or expenses incurred by Consultant prior to the commencement of the term hereof.

ARTICLE IV.  INVOICING AND PAYMENT.

1. INVOICES. Consultant shall submit invoices for completed services in a form acceptable to Weston within ten (10) days following the end of each month in which it provides its services. Invoices shall include the following detail:

            a. This Agreement number, dates of service, number of hours worked, identification of person(s) performing services, description of deliverables completed and computation of consulting fee earned to date.

            b. A detailed list of expenses in a format reasonably acceptable to Weston, together with copies of original documentation of such expenses.

Original invoices shall be submitted together with one copy to the Weston Representative who shall approve such invoice upon reasonable satisfaction that the services and deliverables described therein have been satisfactorily completed.

2. PAYMENT. Payment shall be issued to Consultant within 30 days after receipt and approval of Consultant's invoices. Weston shall have no obligation to reimburse Consultant for any expenses incurred, or any services performed, in violation of any law, Weston Business Ethics Policy or in contravention of this Agreement.

ARTICLE V.  WORK PRODUCT.

1. OWNERSHIP OF WORK PRODUCT. All information, including, but not limited to, all designs, processes, manuals, reports, computer data and related information, first produced by Consultant for Weston in performing its services hereunder shall be the sole property of Weston. All such information shall be considered proprietary information and shall be retained and used solely in accordance with the provisions of this Agreement. To the extent any such information comprises work susceptible to protection under applicable copyright laws, Consultant agrees that such work shall be deemed "work made for hire" hereunder. In the event that such work is determined not to be "work made for hire"", this Agreement shall operate as an irrevocable assignment by Consultant to Weston of the copyright in the work, including all right, title and interest therein, in perpetuity.

2. INVENTIONS AND PATENTS. All inventions, improvements and discoveries, whether patentable or not, first conceived, developed or reduced to practice by Consultant, either alone or with others, in the course of the performance of the services hereunder, or as a consequence of Consultant's receipt of information hereunder, shall be the sole property of Weston. All such inventions, improvements and discoveries shall be promptly disclosed


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to Weston in writing. At Weston's request and expense, Consultant agrees to (i)
assist Weston in making application for patents on such inventions, improvement and discoveries in the United States and any foreign countries (ii) assign all such applications to Weston or its designee without further charges, (iii) assist Weston in the prosecution of any patent applications and the enforcement of any resulting patents and (iv) execute any and all documents necessary for the accomplishment of the foregoing.

ARTICLE VI. CONFIDENTIALITY.

1. PROPRIETARY INFORMATION. All information received by Consultant in the course of performing its services, other than information publicly available or publicly disclosed shall be deemed Proprietary Information. Consultant shall receive and retain all Proprietary Information in confidence and shall not disclose such information to any person without the express written authorization of Weston. Consultant shall use Proprietary Information solely for the purpose of performing its obligations hereunder and for no other purpose. Upon termination of this Agreement, Consultant shall promptly return all Proprietary Information to Weston, and will, if requested by Weston, execute a certificate warranting that all Proprietary Information has been returned to Weston in accordance with this Agreement. Consultant shall cause all persons identified on Schedule A requiring access to the Proprietary Information in the course of Consultant's performance hereunder, to agree to the confidentiality requirements of this Article VI.

2. RELATIONSHIP WITH WESTON. Consultant may not represent that it is associated with Weston for any marketing, commercial or promotional purposes without the prior written permission of Weston.

ARTICLE VII.  CONFLICTS OF INTEREST

1. REPRESENTATION CONCERNING CONFLICTS. Consultant hereby warrants and represents that to the best of its knowledge and belief there are no relevant facts or circumstances which could give rise to an actual or potential conflict of interest under this Agreement, and that Consultant has disclosed to Weston all information having any relevance to an actual or potential conflict of interest.

2. DISCLOSURE. Consultant agrees that if an actual or potential conflict of interest is discovered after execution of this Agreement, Consultant will make full disclosure to Weston in writing. This disclosure shall include a description of actions which Consultant has taken or proposes to take to avoid, mitigate or neutralize the actual or potential conflict, and all actions taken for such purposes shall be in consultation with Weston.

3. COMMUNICATIONS WITH GOVERNMENTAL OFFICIALS. In performing these Services, Consultant shall not communicate with any officer, representative, employee, elected official or agency of the government of any country or any subdivision thereof on behalf of Weston without having first obtained Weston's written consent thereto.


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4. GOVERNMENT EMPLOYMENT. If Consultant has been a United States government employee within the past five (5) years, Consultant agrees to furnish Weston all relevant information regarding any potential conflict of interest.

ARTICLE VIII. RECORDS RETENTION.
Consultant shall retain all records related to this Agreement in legible form for a period of five (5) years from date of final payment hereunder. Consultant authorizes Weston to inspect and audit these records during business hours upon prior notice to Consultant.

ARTICLE IX. TAXES.

Consultant shall have sole responsibility for payment of all Federal, state (unless it provides Weston with a Non-taxable Transaction Certificate), local and other sales, use, income and all employment and other taxes applicable to the fees paid to Consultant hereunder. Consultant agrees to indemnify and hold Weston harmless from and against any and all claims and liability relating to such taxes.

ARTICLE X.  INDEPENDENT CONTRACTOR.

For all purposes in performing its services, Consultant shall be deemed to be an independent contractor and as such, shall not be entitled to any benefits applicable to the employees of Weston. The Consultant declares that it is engaged in an independent business, that similar services are provided for other clients, and Weston is not Consultant's sole and only client. Consultant shall in no manner be deemed to be an agent or representative of Weston. Consultant shall have no authority to bind or speak for Weston except as Weston may grant specific written authority to Consultant to do so from time to time.

ARTICLE XI.  INSURANCE.

Consultant shall maintain insurance at its own expense for services performed hereunder. Such insurance shall include, but not be limited to, Comprehensive General Liability ($300,000 Minimum), Professional Liability Errors and Omissions ($300,000) and Automobile Liability (Bodily Injury and Property Damage/$300,000 Minimum each). Certificates of insurance shall be provided to Weston immediately upon request.

ARTICLE XII.  WARRANTY.

Consultant warrants and represents that: (a) it possesses the expertise, capability, equipment and personnel to properly and professionally perform the services; (b) to the extent it is required to do so, it is properly and legally licensed to perform the services; (c) it shall at all times in the performance of such services comply with all applicable laws, ordinances and regulations;
(d) it shall perform all services in a good, workmanlike, professional, efficient and non-negligent manner; and (e) it does not, as of the date of this Agreement, and during the period of performance under this Agreement, shall not


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represent any competitor of Weston without first fully disclosing to Weston in writing the scope of work and the name of such competitor.

ARTICLE XIII. INDEMNIFICATION.

Consultant agrees to indemnify and hold harmless Weston, its officers, directors, agents and employees for any loss, including reasonable and actual attorney's fees, costs or damages that Weston may incur as a result of the negligent acts or omissions of the Consultant or the Consultant's employees or agents.

Neither party shall be liable to the other for incidental, indirect or consequential damages, except where such damages arise out of the gross negligence or willful misconduct of the other party.

ARTICLE XIV.  ASSIGNMENT.

This Agreement may not be assigned by Consultant, either in whole or in part, without the prior written consent of Weston. Any attempted assignment shall be null and void and without force and effect.

ARTICLE XV.  DISPUTES.

Any dispute arising under this Agreement not settled by agreement of the parties, including disputes arising as a result of termination, shall be decided by litigation in a court of competent jurisdiction. Pending any decision, appeal, suit, or claim pursuant to this Article, Consultant shall proceed diligently with the performance of the work authorized under this Agreement.

ARTICLE XVI.  SEVERABILITY.

Any provision or part of this Agreement held to be void or unenforceable under any law or by any court shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon the parties. The parties may reform or replace such stricken provision or part thereof with a valid and enforceable provision which expresses the intent of the stricken provision.

ARTICLE XVII.  GOVERNING LAW.

This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, exclusive of the choice of law rules thereof, as if wholly to be performed therein.


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ARTICLE XVIII.  ENTIRE AGREEMENT.

This Agreement constitutes the sole and exclusive agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties. This Agreement may be amended only by a writing signed by the Authorized Representative of each party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

RESOURCE ALTERNATIVES, INC.         ROY F. WESTON, INC.:
(CONSULTANT)                        (WESTON)

By:  _______s/_____________         By:  s/
Dominic J. Monetta, D.P.A.          Name:  William L. Robertson
Title: President                    Title:  Acting President and CEO


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                                   SCHEDULE A
                PERSONS PERFORMING THE SERVICES AND HOURLY RATES


          NAME                                   HOURLY RATE
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       DR. DOMINIC J. MONETTA                      $312.50
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